The information in this free writing prospectus supplements the information contained in, and should be read together with, the preliminary prospectus supplement of Zions Bancorporation filed with the SEC on April 10, 2008 (including the base prospectus filed with the SEC on March 31, 2006 and the documents incorporated by reference therein).

FOR: ZIONS BANCORPORATION	Contact: Clark Hinckley
One South Main, Suite 1500	Tel: (801) 524-4787
Salt Lake City, Utah	April XX, 2008
Harris H. Simmons
Chairman/Chief Executive Officer

ZIONS BANCORPORATION TO ISSUE NEW
EMPLOYEE STOCK OPTION APPRECIATION
RIGHTS SECURITIES (ESOARS™)

SALT LAKE CITY, April XX, 2008 — Zions Bancorporation (NASDAQ: ZION) announced today that it will conduct an auction of Employee Stock Option Appreciation Rights Securities (ESOARS) in conjunction with the granting of new employee stock options.  ESOARS were developed by Zions to establish a market-based method for valuing employee stock option grants that complies with the Statement of Financial Accounting Standards No. 123R (FAS 123R).  The SEC Office of the Chief Accountant has informed Zions that the ESOARS instrument can be used for FAS 123R purposes, and ESOARS were used in 2007 to estimate the value of Zions’ option grant.

“We are pleased to again use ESOARS to determine the value of the grant of our employee stock options,” said W. David Hemingway, executive vice president at Zions. “We continue to believe that a market-based valuation of employee stock options is the best way in which to determine the value of these options.”

The Zions board of directors is expected to approve a grant of employee stock options on April 24, 2008. Zions plans to offer 180,000 ESOARS units in connection with this grant. The offering is designed to establish an estimate of the fair value of the grant of options that can then be used to determine compensation expense.  The auction will be held from 4:30 p.m. EDT, on April 24, 2008 until 12:00 p.m. EDT on April 25, 2008, and will automatically be extended if any bid that would change the market-clearing price of ESOARS is received in the final two minutes of the auction.

Additional information about ESOARS can be found at www.esoars.com, by calling 1-800-554-1688 or by sending an e-mail to ESOARS@zionsdirect.com.  The reference options will vest ratably over three years, have an exercise price equal to the market closing price of Zions’ shares of common stock on April 24, 2008 and will expire on April 23, 2015.

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Zions operates its banking businesses under local management teams and community identities through more than 500 offices in 10 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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Forward-Looking Statements

In addition to historical information, this free writing prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the timing and benefits of the proposed auction. Such statements encompass Zions Bancorporation’s beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements. All forward-looking statements included in this communication are made as of the date hereof and are based on information available to Zions Bancorporation as of such date. Zions Bancorporation assumes no obligation to update any forward-looking statement. Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in Zions Bancorporation’s filings with the SEC, including the section of Zions Bancorporation’s preliminary prospectus supplement dated April 10, 2008, entitled “Risk Factors.”

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-132868, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated March 31, 2006 contained in that registration statement, the preliminary prospectus supplement dated April 10, 2008 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Zions Bancorporation or a representative will arrange to send you the prospectus and other documents Zions Bancorporation has filed with the SEC if you request it by calling toll free 1-800-524-8875. You may also get these documents at www.esoars.com.